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Exhibit 4.6(B)

THE MONTANA POWER, L.L.C.

TO

CITIBANK, N.A.

Trustee

FIRST SUPPLEMENTAL INDENTURE
(For Unsecured Debt Securities)

Dated as of February 13, 2002

        FIRST SUPPLEMENTAL INDENTURE, dated as of February 13, 2002, between THE MONTANA POWER, L.L.C., a limited liability company duly organized and existing under the laws of the State of Montana (herein called "MPC LLC"), having its principal office at 40 East Broadway, Butte, Montana 59701, and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, having its principal corporate trust office at 111 Wall Street, New York, New York 10005, as Trustee (herein called the "Trustee"), amending and supplementing the Indenture, dated December 1, 1989, between The Montana Power Company, a corporation organized under the laws of the State of Montana ("MPC"), and the Trustee (the "Indenture").

RECITALS OF MONTANA LLC

        WHEREAS, MPC has entered into an Agreement and Plan of Merger among MPC, Touch America Holdings, Inc. (a Delaware corporation and a wholly owned subsidiary of MPC), and MPC LLC (a wholly owned subsidiary of Touch America Holdings, Inc.), dated as of February 20, 2001, pursuant to which MPC has merged into MPC LLC.

        WHEREAS, MPC LLC has duly authorized the execution and delivery of this First Supplemental Indenture pursuant to Section 1201(a) of the Indenture, to evidence the succession of MPC LLC to MPC, and the assumption by MPC LLC of the covenants and conditions of MPC under the Indenture and the succession of MPC LLC under the Indenture in accordance with the terms hereof.

        NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

Covenants and Agreements of MPC LLC.

        Section 101.    MPC LLC hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Outstanding Securities under the Indenture according to their tenor and the performance of every covenant of the Indenture to be performed or observed on the part of MPC.

ARTICLE TWO

Section 201. Miscellaneous Provisions.

        Section 1. Subject to any amendments provided for in this First Supplemental Indenture, the terms defined in the Indenture shall for all purposes of this First Supplemental Indenture, have the meaning specified in the Indenture.

        Section 2. The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Indenture set forth and upon the following terms and conditions:

        The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by MPG LLC solely. In general, each and every term and condition contained in this First Supplemental Indenture shall apply to and form part of the Indenture with the same force and effect as if the same were set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this First Supplemental Indenture.

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        Section 3. Whenever in this First Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of the Indenture, be deemed to include the successors and assigns of such respective parties, and all the covenants and agreements in this First Supplemental Indenture contained by or on behalf of MPC LLC or by or on behalf of the Trustees shall, subject as aforesaid bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

        Section 4. Nothing in this First Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the Securities Outstanding under the Indenture, as amended and supplemented, any right, remedy or claim under or by reason of this First Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this First Supplemental Indenture contained by or on behalf of respective parties shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the Securities now or to be Outstanding under the Indenture.

        Section 5. This First Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed attested, all as of the day and year first above written.

[Seal]		THE MONTANA POWER, L.L.C.
		By:	/s/ JERROLD P. PEDERSON

			Name:	Jerrold P. Pederson
			Title:	Vice President, Chief Financial Officer and Treasurer
ATTEST:
/s/ PATRICK T. FLEMING
Name:	Patrick T. Fleming
Title:	V.P., General Counsel & Secretary
[Seal]		CITIBANK, N.A., Trustee
By:
Name: Title:
ATTEST:

Name:
Title:

STATE OF MONTANA	)
) ss.:
COUNTY OF SILVER BOW	)

        On the 13th day of February, 2002, before me personally came Jerrold P. Pederson, to me known, who, being by me duly sworn, did depose and say that she/he is the President, Chief Financial Officer and Treasurer of The Montana Power, L.L.C., the limited liability company described in and which executed the foregoing instrument; that she/he knows the seal of said company; that the seal affixed to said instrument is such corporate seal; that it as so affixed by authority of the Board of Directors of said company, and that she/he signed her/his name thereto by like authority.

/s/ SUE L. MORGAN
Notary Public [Notarial Seal]

        IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed attested, all as of the day and year first above written.

[Seal]
THE MONTANA POWER, L.L.C.
By:
Name: Title:
ATTEST:

Name: Title:
[Seal]
CITIBANK, N.A., Trustee
	By:	/s/ P. DEFELICE

	Name: Title:	P. DeFelice Vice President
ATTEST:

/s/ JOHN J. BYRNES
Name: Title:	John J. Byrnes Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

        On the 13th day of February, 2002, before me personally came P. DeFelice, to me known, who, being by me duly sworn, did depose and say that she/he is Vice President of Citibank, N.A., the corporation described in and which executed the foregoing instrument; that she/he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that she/he signed her/his name thereto by like authority.

/s/ JEFFREY BERGER Notary Public [Notarial Seal]
JEFFREY BERGER Notary Public, State Of New York No. 01BE5015814 Qualified in Kings County Commission Expires July 26, 2005

QuickLinks

  Exhibit 4.6(B)
FIRST SUPPLEMENTAL INDENTURE (For Unsecured Debt Securities) Dated as of February 13, 2002
RECITALS OF MONTANA LLC
ARTICLE ONE Covenants and Agreements of MPC LLC.
ARTICLE TWO Section 201. Miscellaneous Provisions.